UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

    Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Dana Corporation (“Dana”) has announced the signing on March 10, 2005, of a Sale and Purchase Agreement and ancillary agreements which will expand the company’s presence in the commercial vehicle market in China.

     Dana Mauritius Limited (“Dana Mauritius”), a wholly owned subsidiary of Dana, entered into a Sale and Purchase Agreement with Dongfeng Motor Co., Ltd. and its affiliates Dongfeng (Shiyan) Industrial Company and Dongfeng Motor Corporation, pursuant to which Dana Mauritius will purchase 50% of the registered capital stock of Dongfeng Axle Co., Ltd. (“Dongfeng Axle”). The remaining 50% of Dongfeng Axle’s stock will continue to be held by Dongfeng Motor Co., Ltd. (a joint venture between Dongfeng Motor Corporation and a Chinese subsidiary of Nissan Motor Co., Ltd.), which manufactures and sells light, medium and heavy duty commercial vehicles in China. Dongfeng Axle supplies axles to Dongfeng Motor Co., Ltd. and to other Chinese commercial vehicle manufacturers and had 2004 sales of approximately US $400 million.

     Closing of the transaction is subject to Chinese regulatory approval and other conditions and is expected to take place in the third quarter of 2005. At closing, Dongfeng Axle will change its name to Dongfeng Dana Axle Co. Ltd. (“Dongfeng Dana Axle”). Dana Mauritius’ net investment in Dongfeng Dana Axle at the time of closing is expected to be approximately US $60 million. Dongfeng Dana Axle will be headquartered in Xiangfan, China and will employ approximately 8,000 employees in three production facilities in Xiangfan and Shiyan and a research and development center that will be established in Wuhan.

     In connection with the Sale and Purchase Agreement, Dana Mauritius and Dongfeng Motor Co., Ltd. entered into a contract regulating the operation of the joint venture. Under this contract, Dongfeng Dana Axle will be a limited liability company, organized under the laws of the People’s Republic of China, with a 50-year term (the longest period permitted under Chinese law). In addition, Dana and Dongfeng Dana Axle entered into a license agreement pursuant to which Dana will license certain commercial vehicle axle technology to Dongfeng Dana Axle for the term of the joint venture, and Dongfeng Motor Co., Ltd. and Dongfeng Dana Axle entered into a 10-year supply agreement pursuant to which Dongfeng Motor Co., Ltd. and its affiliates will continue to purchase from Dongfeng Dana Axle the axle requirements that they had purchased from Dongfeng Axle in 2004 and may expand their purchases to other axle products in the future.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: March 16, 2005	By:	/s/ Robert C. Richter

Name: Robert C. Richter Title: Chief Financial Officer

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